Exhibit 23.1
2020 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-151437, 333-172866, 333-183541 and 333-209730 on Form S-8 of our reports dated February 23, 2021, relating to the consolidated financial statements of LPL Financial Holdings Inc. and subsidiaries, and the effectiveness of LPL Financial Holdings Inc. and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of LPL Financial Holdings Inc. for the year ended December 31, 2020.
/s/ DELOITTE & TOUCHE LLP
San Diego, California
February 23, 2021